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                                                                     Exhibit 7

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 7 to the Registration Statement (Form S-6 No. 333-46113), which is incorporated by reference into Post-Effective Amendment No. 8, pertaining to the LLANY Separate Account R for Flexible Premium Variable Life Insurance, and to the use therein of our reports dated (a) March 30, 2001, with respect to the statutory-basis financial statements of Lincoln Life & Annuity Company of New York, and (b) March 1, 2001, with respect to the financial statements of LLANY Separate Account R for Flexible Premium Variable Life Insurance.

                                                     /s/ Ernst & Young LLP,


Fort Wayne, Indiana
November 6, 2001